--------------------------------------------------------------------------------

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 2001
================================================================================

                                                      REGISTRATION NO. 333-59716

                       SECURITIES AND EXCHANGE COMMISSION
                               Washington DC 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                                   ONTRO, INC.
             (Exact Name of registrant as specified in its charter)

          CALIFORNIA                                      33-0638356
 (State or other jurisdiction of            (IRS Employer Identification Number)
 incorporation or organization)

                   13250 GREGG STREET, POWAY, CALIFORNIA 92064
                                 (858) 486-7200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -------------------

                                KEVIN A. HAINLEY
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                               13250 GREGG STREET
                                  (858) 486-7200
                             POWAY, CALIFORNIA 92064
            (Name, address and telephone number of agent for service)

                              ---------------------

                                   COPIES TO:
                               FISHER THURBER LLP
                                 DAVID A. FISHER
                                F. KEVIN LOUGHRAN
                        4225 EXECUTIVE SQUARE, SUITE 1600
                         LA JOLLA, CALIFORNIA 92037-1483
                     TEL (858) 535-9400 / FAX (858) 535-1616

                               -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the Registration Statement has become effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                             ---

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

================================================================================

                                        CALCULATION OF REGISTRATION FEE

====================================================================================================================

TITLE OF EACH CLASS                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
OF SECURITIES TO BE              AMOUNT TO BE             OFFERING               AGGREGATE            AMOUNT OF
REGISTERED                        REGISTERED        PRICE PER SHARE (1)       OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------

Common Stock,
no par value ...............   1,820,653 shares            $1.02                $1,857,066             $500.00
====================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(h) of the Securities Act of 1933, as amended, based on the closing sale price of the Company's
     Common Stock as reported on the Nasdaq SmallCap Market on July 2, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION DATED JULY 26, 2001

                             PRELIMINARY PROSPECTUS

                                   ONTRO, INC.

                        1,820,653 Shares of Common Stock

         This offering consists of 1,820,653 shares of our common stock, no par value ("Common Stock"). The Common Stock is traded on the Nasdaq SmallCap Market under the symbol ONTR.

         This prospectus ("Prospectus") relates to resale by the holders of 1,820,653 shares of Common Stock ("Selling Shareholders").

         The Common Stock held by Selling Shareholders was acquired from Ontro, Inc. (the "Company") in private placement transactions. The Company issued the Common Stock pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. We are registering the Common Stock pursuant to registration rights agreements entered into with the Selling Shareholders. See "Plan of Distribution."

         We will not receive any of the proceeds from the sale of the Common Stock. We have agreed to bear certain expenses in connection with the registration of the Common Stock. See "Plan of Distribution."

                  THE SECURITIES OFFERED INVOLVE HIGH RISK. SEE "RISK FACTORS" STARTING ON PAGE 9.

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================

                                               Underwriting Discounts      Proceeds to        Proceeds to Selling
                        Price to Public (1)      and Commissions (2)       Company (3)          Shareholders (4)
--------------------------------------------------------------------------------------------------------------------

Per Share.........             $1.02                     $0                     $0                   $1.02
--------------------------------------------------------------------------------------------------------------------

Total.............           $1,857,066                  $0                     $0                $1,857,066
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act, based upon $1.02 per share closing sale price of the Registrant's common stock as reported on the Nasdaq Small Cap market on July 2, 2001.

(2) Excludes any costs of sale or commissions which may be incurred by Selling Shareholders, since such costs and expenses will be determined by negotiation between each Selling Shareholder and his or her own representatives.

(3) The Common Stock is held by the Selling Shareholders, who will be selling for their own accounts. The Company will not receive any proceeds of sales by Selling Shareholders, but will incur expenses of the offering payable by the Company, estimated to be $18,500.

(4) Assumes sale by Selling Shareholders of 1,820,653 Shares of Common Stock at $1.02 per share.

                                TABLE OF CONTENTS
                                                                            Page

AVAILABLE INFORMATION..........................................................6
---------------------
DOCUMENTS INCORPORATED BY REFERENCE............................................7
-----------------------------------
THE COMPANY....................................................................7
-----------
RISK FACTORS...................................................................9
------------
FORWARD-LOOKING STATEMENTS....................................................17
--------------------------
USE OF PROCEEDS...............................................................17
---------------
SELLING SHAREHOLDERS..........................................................17
--------------------
PLAN OF DISTRIBUTION..........................................................18
--------------------
LEGAL MATTERS.................................................................19
-------------
EXPERTS.......................................................................19
-------
MATERIAL CHANGES..............................................................19
----------------

         Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         The Selling Shareholders may offer to resell the Common Stock from time to time in transactions on the Nasdaq Stock Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may sell the Common Stock through one or more of the following: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. The Selling Shareholders may sell Common Stock to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). In addition, any Common Stock which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 promulgated under the Securities Act rather than pursuant to this Prospectus.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions or discounts received by them and any profits on the resale of the Selling Shareholders' shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5, in connection with transactions in the Common Stock during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the Common Stock.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street NW, Judiciary Plaza, Washington, DC 20549, and at the Commission's regional offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's Web Site is located at http://www.sec.gov.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. We filed a registration statement on Form SB-2 on October 31, 1997, as amended by Amendment Nos. 1 through 5 filed on November 10, 1997, December 4, 1997, December 12, 1997, December 16, 1997 and April 13, 1998,
respectively, and Post-Effective Amendment No. 1 filed on May 14, 1998 (collectively, the "IPO Registration Statement"), pursuant to the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement and the IPO Registration Statement and the exhibits and schedules thereto. For further information about us and the Common Stock, reference is made to the Registration Statement and the IPO Registration Statement and the exhibits and schedules filed as a part thereof. Each such statement is qualified in all respects by such reference to such exhibits. Both the Registration Statement and the IPO Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

         We regularly file documents with the Securities and Exchange Commission to comply with applicable government regulations, including Forms 10-QSB and 10-KSB. We will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be filed with the Securities and Exchange Commission (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to:

                       Ontro, Inc.
                       Attn.: Kevin A. Hainley
                       Chief Financial Officer and Secretary
                       13250 Gregg Street
                       Poway, California 92064
                       (858) 486-7200

         The following documents previously filed with the Commission, except as superseded or modified herein, are hereby incorporated by reference into this
Prospectus:

         1. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001.
         2. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.
         3.    The Company's definitive Schedule 14a (Proxy) filed August 24,
               2000.
         4.    The Company's 1934 Act Registration Statement on Form 8-A.
         5.    Certain exhibits from the Company's 1933 Act filings.

         All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. The most recent Annual Report on Form 10-KSB and all Quarterly Reports on Form 10-QSB dated thereafter must accompany delivery of this Prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         No person is authorized in connection with any offering made hereby to give any information or make any representation not contained or incorporated by reference in this Prospectus, and any information not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

                                   THE COMPANY

         We have been engaged in the research and development of integrated thermal containers since our founding in 1994. We have a unique proprietary technology which we have incorporated into a proposed product line of fully contained self-heating beverage containers designed to heat liquid contents such as coffee, tea, hot chocolate, soups, and alcoholic beverages. These containers are similar to typical beverage containers in size and shape and are activated by the consumer to heat the contents within a few minutes. We seek to develop and expand a consumer market for remote and mobile heating of beverages and other products.

         Our products are still in development and are not currently sold commercially. Our first anticipated commercial product is a self-heating beverage container. This product requires final design improvements, testing, and marketing studies before it will be manufactured and marketed. We currently anticipate introducing this product into the commercial marketplace during the second quarter of 2002. Other potential products will require additional research and development before they will be ready for testing and further market studies. There can be no assurance these efforts will be successfully completed.

         We believe we are in the final stages of completing development of our self-heating beverage container. Production equipment is currently installed in order to complete additional testing and improvements to different aspects of the containers before the current demonstration models are intended to be put into commercial production. Additional refinements we anticipate completing include, but are not limited to, the areas of heat transfer, content related issues, heating control, timing and temperature ranges, appearance, and packaging. We cannot assure that we will successfully complete these refinements.

         We believe substantial market opportunities exist for the exploitation of our integrated thermal container technology. Conventional heating sources do not supply truly remote consumption due primarily to inconvenience and the inability of consumers to access these sources in a mobile environment. Demand for a product such as ours, we believe, is a logical result of society's ever-increasing mobility. Our self-heating containers are expected to meet the needs of commuters, mobile professionals, sports enthusiasts and other consumers without quick and convenient access to conventional heating sources.

         We intend to license our technology exclusively to major container manufacturers. We anticipate these licensee manufacturers will manufacture containers utilizing our technology in large commercial quantities for major food and beverage companies. Concurrently we have been working with a number of major food and beverage companies to assist and encourage them to develop products and marketing plans to introduce and distribute their products in containers manufactured by our manufacturing licensees utilizing our technology. Pursuant to existing and proposed license agreements our manufacturing licensees will pay us a royalty on the containers sold. We have entered into a license agreement with one major container manufacturer in the United States, and we have entered into a letter of intent with another in Europe. These agreements require the container manufacturer to work exclusively with us and to invest significant capital in the development of commercial manufacturing capacity upon receiving the initial significant purchase order from a major food and beverage company.

         We have conducted research activities since 1997 to determine market opportunities for our self-heating containers. This research includes a significant study by the BASES unit of the A.C. Neilsen completed in 1998 as well as our own internal focus group surveys, one-on-one consumer interviews and home-use tests of prototype containers. In addition, our prospective customers, including several of the largest food and beverage manufacturers and distributors in the world, have conducted market research on our self-heating containers for a number of years. For example, two of our prospective customers recently completed several research studies involving consumer reaction to their products delivered in our self-heating containers. This research involved interviews with individuals and focus groups as well as in-home testing by consumers. All market research to date of which we are aware, whether conducted by us or our potential customers, has confirmed our belief that substantial market opportunities exist for our integrated thermal container technology.

         We intend to become a leading provider of integrated thermal containers and related technology to food, beverage and other manufacturers. In order to do so we will have to complete the development of our proposed products so our licensees can successfully manufacture them and our sublicensees can market their products in containers using our technology.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS/HER ENTIRE INVESTMENT. ACCORDINGLY, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO ALL OF THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS, BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

NO OPERATING REVENUES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

         We have experienced operating losses in each fiscal period since our founding in 1994. As of March 31, 2001, we had a deficit accumulated in the development stage of approximately $16 million. We expect to incur additional operating losses through at least 2001 and possibly thereafter, and have generated no significant revenues from operations.

SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE OF FUTURE FUNDING

         We will be required to make substantial expenditures to continue existing marketing efforts and planned research and development. Our future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations (if any), the cost of our sales and marketing activities and the progress of our research and development activities, none of which can be predicted with certainty. We anticipate existing capital resources and the proceeds expected to be generated from one current agreement to purchase our securities will only be sufficient to meet our cash requirements until early 2002 at our current level of operations. We are seeking additional funding but cannot assure that it will be available on acceptable terms, or at all. Additional capital may be available only on terms that are highly dilutive to our existing shareholders. Moreover, if additional financing is not available, we may be required to reduce or suspend operations, seek an acquisition partner or go out of business. We have experienced in the past, and may continue to experience, operational difficulties and delays in product development due to working capital constraints

         We do not have any established bank financing arrangements and do not expect to obtain bank financing in the foreseeable future. We intend to finance continued development and marketing activities through additional sales of securities as well as license agreements, distribution agreements, strategic alliances and other arrangements with third parties. There can be no assurance such securities will be purchased or such license, distribution, marketing, strategic, or other collaborative arrangements will be obtained, or that additional funds will be available at any price. If adequate funds are not available, we may be required to relinquish technology rights or go out of business. Our future cash requirements will be affected by results of potential customers' market studies, collaborative relationships, if any, changes in the focus and direction of our research and development programs, competitive and technological advances, and other factors.

         From January to June, 2001, we issued a total of 1,300,000 shares of Common Stock in private placement transactions and received total proceeds of $1,503,446 from such sales. We also entered into an agreement effective May 22, 2001 to issue as many as 1,600,000 shares of Common Stock for a price of $1.00 per share. We continue to seek sources of additional capital. See, "Material Changes" below.

EARLY STAGE OF DEVELOPMENT; ABSENCE OF PRODUCTS

         We are a development stage enterprise. None of our products have been placed in commercial production and we have not begun to generate operating revenues. Our first anticipated commercial product is a self-heating beverage container which will require successful completion of marketing studies and establishment of larger scale production facilities before it will likely be introduced in the marketplace. We do not know if we will be able to develop and profit from the self-heating beverage container or any of our other potential products under development. We do not know when or if our target customers will begin to market their products in self-heating containers employing our technology.

         While we believe we are in the final stages of completing development of a self-heating beverage container, additional testing and improvement of the container is ongoing. Areas of continuing product development include, but are not limited to, heat transfer speed and efficiency; enabling heating of solids and thicker liquids, maintaining container structural integrity at higher temperatures; temperature control; and ease of use. We do not know when or if we will succeed in improving our integrated containers in these areas. We have identified certain unusual circumstances where the self-heating container could over-heat and therefore fail to meet generally required reliability and quality standards for food and beverage products. We are researching different chemical formulations to increase the predictability of the heating reaction and simplify the manufacturing process.

COMPLETE DEPENDENCE ON MARKET ACCEPTANCE OF INTEGRATED THERMAL CONTAINERS

         At the present time, no beverage manufacturer or distributor is selling any beverage in our self-heating container. We expect to derive substantially all future operating revenues from royalty payments, if any, by licensee manufacturers of our integrated thermal container technology. Consequently, we are entirely dependent on the successful introduction and commercial acceptance of this technology. Unless and until our integrated thermal containers are produced by licensee manufacturers in commercial quantities, and receive market acceptance from consumers, we will not likely have any significant operating revenues. Our ability to license our technology or sell self-heating containers will be substantially dependent on the results of certain market studies currently underway or to be conducted in the future. We do not know if such studies will indicate probable market acceptance sufficient to interest licensees to license our technology. We will not survive as a going concern if our integrated thermal containers do not achieve significant market acceptance.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

         If our integrated thermal containers are commercially accepted, the market for self-heating beverage and food containers is expected to be characterized by rapid technological advances, evolving industry standards, and frequent new product introductions and enhancements. The introduction by competitors of containers embodying new integrated thermal technologies and the emergence of industry standards could render our technology and containers obsolete or unmarketable.

         Our future success may depend upon our ability to keep pace with technological development and respond to evolving consumer demands. Our failure to anticipate or respond adequately to technological developments or changes in consumer tastes with new or improved products could damage our potential position in the marketplace and could result in less revenues or lack of profits. The Company may need to increase the size of its product development staff to meet these challenges. We may be unable to hire and train necessary personnel to meet our product development and research needs because of lack of capital or other resources.

POSSIBLE INADEQUACY OF PATENTS AND PROPRIETARY RIGHTS

         Our success may depend, in large part, on patent protection for our technology, both in the United States and in foreign countries. We currently have several patents issued and additional patent applications pending in the United States.

         We have filed foreign counterparts to certain of these applications in other countries. We intend to file additional applications as appropriate for patents covering one or more additional aspects of our container technology and related processes. There can be no assurance additional patents will be issued from any of the pending applications. Furthermore, the claims allowed on patents that have been issued or may be issued in the future may not be sufficiently broad to protect our technology from unlicensed use. One or more of our patents may be challenged, invalidated or circumvented or may otherwise prove inadequate to protect our proprietary technology. In addition, any patents will be of limited duration. All United States patents issuing from patent applications filed June 8, 1995 or thereafter will have a term of 20 years from the date of filing. All United States patents in force before June 8, 1995 will have a term of the longer of: (i) 17 years from the date of issuance; or (ii) 20 years from the date of filing. All United States patents issuing from patent applications filed before June 8, 1995 will have a term equal to the longer of: (i) 17 years from the date of issuance; or (ii) 20 years from the date of filing. All United States design patents have a 14 year life from the date of issuance.

         Our commercial success may also depend upon avoiding infringing on patents issued to competitors. If competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of invention. Such proceedings could result in substantial cost, even if the outcome is favorable to us. An adverse outcome could subject us to significant liabilities to third parties and could require us to license disputed rights from third parties or cease using all or part of the licensed technology. We are aware of U.S. and foreign patents issued to third parties that broadly claim self-heating technology similar to our own. Although we believe our current activities do not infringe on these patents, we might be found liable for infringement in any litigation brought to enforce them. In addition it is possible that a future technological development by us could be held to fall within the scope of these patents. A U.S. patent application is maintained under conditions of confidentiality while the application is pending in the Patent and Trademark Office, so we cannot determine the inventions being claimed in pending patent applications filed by our competitors. Further, U.S. patents do not provide any remedies for infringement that occurred before the patent is granted.

         We also plan to protect our proprietary and our licensed technology and processes by seeking to obtain confidentiality agreements from third parties with whom we do business. We cannot guarantee that these agreements will adequately protect us or will be performed by other parties. We may be found to have inadequate remedies for any breach of these agreements. In addition, our trade secrets may be independently discovered by competitors. This could increase the risk that we may not be able to protect our proprietary and licensed technology.

         There can be no assurance others will not independently develop similar or more advanced technologies or design around aspects of our patented technology. In some cases, we intend to rely on trade secrets to protect our technology or inventions. We cannot predict that trade secrets will be established, secrecy obligations will be honored, or that others will not independently develop similar or superior technology. To the extent consultants, key employees, or other third parties apply technological information independently developed by them or by others to our projects, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor.

LIMITED MANUFACTURING FACILITIES; SIGNIFICANT DEPENDENCE ON LICENSEES FOR MANUFACTURE, MARKETING, AND SALE OF PROPOSED PRODUCTS

         Our strategy is to license our integrated thermal technologies to container manufacturers. We intend to require our licensees to be responsible for the manufacture, marketing, and sale of the overwhelming majority of our products. We have equipment to manufacture self-heating beverage containers for testing and marketing studies and to sell limited quantities of certain self-heating containers to customers. We anticipate food and beverage producers will enter into sublicenses with our manufacturing licensees for the purchase of containers employing our technology. We have entered into one license agreement and one letter of intent with major container manufacturers, but at the present time they have not built commercial manufacturing capacity and they will not until significant initial purchase orders have been submitted by potential sublicensee beverage distributors. We may not be successful in implementing this strategy.

PROBABLE DEPENDENCE ON OUTSIDE PARTIES FOR MARKETING AND DISTRIBUTION

         We intend for food and beverage companies to market their proposed products in containers manufactured by our licensees. We will likely be required by the terms of such agreements to limit our control over some or all of the material marketing and distribution aspects of the actual products. Consequently, we may not be able to maintain the intended quality standards of products utilizing our technology and manufactured by others. Any significant quality control problems could result in reduced market acceptance. We will probably not be able to remain in business if we do not license others to manufacture and distribute our technology upon satisfactory terms and conditions to licensees who thereafter successfully manufacture and market products utilizing our technology.

         Our future growth and profitability is expected to depend, in large part, on the success of our manufacturing and distribution licensees, if any, and others who may participate in the sale and marketing of our technologies. Success in marketing our containers will be substantially dependent on educating the targeted markets as to their distinctive characteristics and benefits.

RISKS OF MARKET CAPTURE BY COMPETITORS

         We believe that competition in the market for self-heating beverage containers, when it develops and matures, will be focused on meeting the high volume requirements of the large food and beverage manufacturers and will be based primarily on price, product safety, ease of use, quality, product recognition, access to distribution channels, product innovation, and packaging. Our competitive position will be determined by our ability to improve our technology and anticipate change in consumer preferences. If we are successful in creating market demand for our integrated thermal containers, we expect increased competition to develop. This is likely to result in price reductions, reduced operating margins, and loss of market share, any of which could materially and adversely affect our business, operating results, and financial condition. Our ability to compete successfully in a competitive market for self-heating food and beverage containers cannot be predicted.

         Food and beverage producers and container manufacturers are potential competitors in the market for self-heating food and beverage containers. Compared to us, the majority of these companies have substantially greater financial resources, marketing organizations and distribution channels. Many of these potential competitors also have substantial consumer recognition and brand loyalty. They could be expected to be very strong competitors if they decide to manufacture and sell competing self-heating food and beverage containers.

NEED TO HIRE AND RETAIN KEY PERSONNEL

         Our success in developing marketable containers and achieving a competitive position will depend, in large part, on our ability to attract and retain qualified management and scientific personnel.

         Our potential growth and expansion may create a need for additional management and scientific personnel. Our inability to retain the services of such personnel could impair our growth and prospects for success. We currently rely on consultants and advisors to assist from time to time in reviewing our research and development projects and strategies. Most if not all of our consultants and advisors are self-employed or are employees of other companies, and may have commitments that may prevent them from performing expanding roles in connection with any growth or expansion we may experience in the future.

EXPOSURE TO FLUCTUATIONS IN RESIN PRICES AND SUPPLY

         We currently use plastic resins as a principal component in the manufacture of our proposed integrated thermal containers. The capacity, supply, and demand for plastic resins and the petrochemical intermediates from which they are produced are subject to cyclical price fluctuations, including those arising from supply shortages. We do not currently have any material supply agreements for these resins. Our financial performance could become materially dependent on our ability, and the ability of our manufacturing licensees to obtain requirements of plastic resins at acceptable prices. It may also be necessary to pass resin price increases on to future customers through contractual agreements or otherwise. We cannot presently predict the necessary supplies of plastic resins will be available at acceptable prices, or at all in the future. Our inability to procure these necessary components to our containers upon satisfactory terms and conditions, or to pass any raw material cost increases on to purchasers of our self-heating containers, could have a material adverse impact on our business, financial condition, and operating results.

POSSIBLE INADEQUATE SUPPLY OF RAW MATERIALS AND COMPONENT PARTS

         We do not have any material agreements for the supply of other raw materials or component parts used in the manufacture of our self-heating beverage container. We believe certain components can be obtained from numerous suppliers and as a result we are not currently dependent upon any single source of raw materials or components. However, if we or our licensee manufacturers were to experience interruption of, or delays in, delivery of raw materials or component parts, we or they might be unable to supply containers to potential customers or to conduct market research studies in a timely manner

POTENTIAL ENVIRONMENTAL COSTS AND LIABILITIES

         Federal, state and local governments or regulatory agencies could enact laws or regulations concerning environmental matters that may increase the cost of producing or otherwise adversely affect the demand for products containing plastic such as our proposed self-heating containers. A decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon our business, financial condition, and results of operations. In addition, certain of our operations are subject to federal, state, and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage, and disposal of solid and hazardous wastes. While we have not been required, in our limited history of assembling integrated thermal containers, to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we may have to make substantial future capital expenditures due to changing compliance standards and environmental technology

         In addition the principal components of our products are made from plastic. Although our products use all recyclable plastics they cannot generally be recycled into the same component parts, and there are fewer potential uses for the recycled plastic we use than there were for the original raw materials. Therefore we would be expected to be contributing to an increasing supply of plastic needing to be recycled into fewer uses or simply an increasing amount of plastic, which although recyclable, may not be recycled. Similar factors have been the source of increasing concern by legislative and regulatory agencies. We cannot predict the nature of future legislation, regulation or liability exposure which may evolve from these environmental concerns or the adverse impact it may have on us. We do not have insurance coverage for environmental liabilities and do not anticipate obtaining such coverage in the future.

POTENTIAL PRODUCT LIABILITY

         The use of our proposed containers by consumers may result in possible product liability claims against us if, among other things, such use results in personal injury or property damage. If found liable for any such claim, we may have insufficient resources to satisfy any damages awarded. We also may be unable to cause our customers to indemnify or insure us against such claims. We intend to obtain additional product liability insurance prior to the commencement of commercial shipment of our products. We cannot presently determine that such insurance coverage will be adequate to protect us in the event of a successful claim. We also cannot guarantee that such insurance will be renewed in the future or that we will be able to obtain additional coverage should we determine it is in our best interest to do so.

DILUTIVE AND OTHER ADVERSE EFFECTS OF OUTSTANDING OPTIONS AND WARRANTS

         Holders of options issued under our 1996 Stock Plan, and holders of other outstanding options and warrants have the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interests of the other shareholders. The terms on which we may obtain additional financing may be adversely affected by the existence of such options and warrants. For example, holders of options or warrants could exercise them at a time when we were attempting to sell securities at a price exceeding the exercise price of the options or warrants. The exercise of the options and warrants in such a situation could have a depressive effect on the purchase price of the securities we were attempting to sell.

POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK

         Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms, and all other rights, preferences and privileges with respect to any series of preferred stock. The issuance of any series of preferred stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could be used by the Board of Directors as a means to prevent a change in control of the Company. Future issuances of preferred stock may provide for dividends, certain preferences in liquidation, as well as conversion rights. Such preferred stock issuances could make a takeover or the removal of management more difficult. The issuance of such preferred stock could discourage hostile bids for control in which shareholders could receive premiums for their common stock, could adversely affect the voting and other rights of the holders of the common stock, or could depress the market price of our common stock.

ANTI-TAKEOVER PROVISIONS; LIMITATION ON VOTING RIGHTS

         Our Amended and Restated Articles of Incorporation ("Articles") and Bylaws contain provisions that may make it more difficult to acquire control by means of tender offer, over-the-counter purchases, a proxy fight, or otherwise. The Articles also include provisions restricting shareholder voting and prohibiting action by written consent of the shareholders. The Articles provide that certain provisions of the Articles may only be amended by a vote of 66 2/3% of the shares entitled to vote. The Articles also require that shareholders give us advance notice of any nomination for election to the Board of Directors or other business to be brought at any shareholders' meeting.

         This provision makes it more difficult for shareholders to nominate candidates to the Board of Directors who are not supported by management. In addition, the Articles require advance notice for shareholder proposals to be brought before a meeting of shareholders and require the notice to specify certain information regarding the shareholder and the proposal. This provision makes it more difficult to implement shareholder proposals even if a majority of shareholders are in support thereof. Each of these provisions may also have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. In addition, the indemnification provisions of the Articles and Bylaws may represent a conflict of interest between management and the shareholders since officers and directors may be indemnified prior to any judicial determinations as to their conduct. The Articles provide that the shareholders' right to cumulative voting will terminate automatically when our shares are listed on the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), or if listed on the Nasdaq National Market System ("Nasdaq NMS") and we have at least 800 shareholders as of the record date for our most recent meeting of shareholders. Cumulative voting is currently in effect for our shareholders. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in our management.

         The Articles also include a provision ("Fair Price Provision") requiring the approval of the holders of 66 2/3% of the Company's voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of our voting stock (an "Interested Shareholder"), except in cases where the continuing directors approve the transaction or certain minimum price criteria and other procedural requirements are met. A "Continuing Director" is a director who is not affiliated with an Interested Shareholder and was elected prior to the time such Interested Shareholder became an Interested Shareholder, or any successor chosen by a majority of the Continuing Directors. The minimum price criteria generally require that, in a transaction in which shareholders are to receive payments, holders of Common Stock must receive a value equal to the highest price of: (i) the price paid by the Interested Shareholder for Common Stock during the prior two years; (ii) the Fair Market Value (as defined) at the time; or (iii) the amount paid in the transaction in which such person became an Interested Shareholder. In addition, such payment must be made in cash or in the type of consideration paid by the Interested Shareholder for the greatest portion of the Interested Shareholder's shares. Our Board of Directors believes the Fair Price Provision will help assure similar treatment for all of our shareholders if certain kinds of business combinations are effected. However, the Fair Price Provision may make it more difficult to accomplish certain transactions potentially beneficial to shareholders but opposed by the incumbent Board of Directors.

         The Articles provide for a classified Board of Directors to automatically become effective when the Company's shares are listed on NYSE or AMEX, or if listed on Nasdaq NMS and we have at least 800 shareholders as of the record date for the most recent meeting of shareholders. The classified Board of Directors provision, when and if effective, divides the Board of Directors into two or more classes of directors serving staggered two-year terms, with one class of directors to be elected at each annual meeting of shareholders. The classification of directors would extend the time required to change the composition of the Board of Directors. At present, our Board of Directors remains unclassified and we expect that to be the case for the foreseeable future.

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ AND POSSIBLE MARKET ILLIQUIDITY

         While our Common Stock is currently listed on the Nasdaq SmallCap Market there can be no assurance we will meet the criteria for continued Nasdaq listing. Based on existing listing criteria, a Nasdaq listing will generally require us to have total assets (excluding goodwill) which are $2,000,000 in excess of our total liabilities, plus have a minimum public distribution of 500,000 shares of Common Stock with a minimum of 300 public holders of 100 shares or more, a minimum bid price of $1.00 per share, and aggregate market value of publicly held shares of $1,000,000. Removal from Nasdaq, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market. Trading, if any, in the common stock would then be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to sell, or to obtain accurate quotations as to the price of, our common stock. There is no assurance we will be successful in maintaining our Nasdaq listing.

DISCLOSURES RELATING TO LOW PRICED STOCKS; POSSIBLE RESTRICTIONS ON RESALE OF LOW PRICED STOCKS AND ON BROKER-DEALER SALES; POSSIBLE ADVERSE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR THE COMPANY'S SECURITIES

         If our common stock was delisted from Nasdaq at a time when we had net tangible assets of $2,000,000 or less, further transactions in our common stock would become subject to Rule 15g-9 under the Securities Exchange Act of 1934 (the "Exchange Act"). Rule 15g-9 imposes additional sales practice requirements on broker-dealers who sell securities of unlisted issuers having net tangible assets of less than $2,000,000 to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually, or $300,000 together with their spouses). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, this Rule could affect the ability of broker-dealers to sell our common stock and may affect the ability of our stockholders to sell any common stock in the secondary market.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any security of a company that has a market price (as therein defined) less than $5.00 per share, or with an exercise price of less than $5.00 per share subject to certain exceptions, and which is not traded on any exchange or quoted on Nasdaq. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery of a risk disclosure document relating to the penny stock market prior to a transaction in a penny stock. Broker-dealers must also disclose compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

         The foregoing restrictions will not apply to our common stock if it is listed on Nasdaq or another exchange and has certain price and volume information provided on a current and continuing basis, or if we meet certain minimum net tangible asset requirements or certain average annual revenue criteria over specific periods. There can be no assurance our common stock will continue to qualify for exemption from these restrictions. If our common stock were subject to these restrictions, the market liquidity for our shareholders would be materially impaired.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements. When included in this Prospectus, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Risk Factors" and elsewhere are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. For a discussion of certain of such risks, see "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. We are responsible to maintain the accuracy of this Prospectus during the offering of the securities offered hereby and to file in timely fashion periodic reports pursuant to the Securities and Exchange Act of 1934, as amended. Except as may be required by the obligations specified in the foregoing sentence, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering. The proceeds of this offering will be received directly by the Selling Shareholders for their own account. We cannot determine the offering price, since the price at which the Common Stock is sold will be determined by market conditions existing at the various times the Selling Shareholders elect to sell the Common Stock.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the Common Stock registered herein by each Selling Shareholder named below. The shares of Common Stock are being registered to permit public secondary trading of the Common Stock registered, and the Selling Shareholders may offer the Common Stock for resale from time to time. Two nominees of Aura (Pvt.) Ltd., a Pakistani corporation ("Aura") were appointed to our Board of Directors in May and June, 2001, respectively. Except for the appointment of two Aura nominees to our Board of Directors in the past two months, none of the Selling Shareholders has had any position, office or other material relationship with the Company within the past three years. The following table assumes each Selling Shareholder sells all of the Common Stock registered held by such Selling Shareholder in this offering. We are unable to determine the exact number of shares of such Common Stock that will actually be sold.

                                           NUMBER                   NUMBER
   NAME                              BENEFICIALLY OWNED         OFFERED HEREBY

      Aura (Pvt.) Ltd.
      a Pakistani corporation             3,798,447               1,265,653

      The Mahmud Trusts,                    425,000                 425,000
      a trust organized under the
      laws of the United Kingdom

      Joseph Giamanco                       130,000                 130,000

                              PLAN OF DISTRIBUTION

         The offering of Common Stock by the Selling Shareholders is not being underwritten. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Common Stock offered hereby may be sold by the Selling Shareholders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales by the Selling Shareholders. Sales of the Securities by the Selling Shareholders, or even the potential of such sales, could have an adverse effect on the market price of the Company's outstanding common stock.

         At the time a particular offer of Common Stock is made, except as herein contemplated, by or on behalf of a Selling Shareholder or the Company, to the extent required, a prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for Common Stock purchased from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless such stock has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the securities of the Company for a period of at least one, and possibly five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, Rule 101, 102 and 107, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

         The Common Stock was originally issued to the Selling Shareholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 3(b) thereof including Rules 504 and 505 of Regulation D and Section 4(2) thereof including without limitation Rule 506 pursuant to Regulation D thereunder.

                                  LEGAL MATTERS

         The validity of the issuance to the Selling Shareholders of the shares of Common Stock offered hereby was passed upon for the Company by Fisher Thurber LLP, 4225 Executive Square, Suite 1600, La Jolla, California 92037-1483. Members and employees of Fisher Thurber, LLP and their affiliates own shares of the common stock as well as options to purchase the common stock of the Company.

                                     EXPERTS

         The financial statements of Ontro, Inc. as of December 31, 2000 and 1999, and for each of the years in the two-year period ended December 31, 2000, and for the period from November 8, 1994 (inception) to December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP covering the December 31, 2000 financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from development stage activities and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                MATERIAL CHANGES

         We entered into an Exclusive Finder's Agreement (the "First Aura Agreement") dated as of January 19, 2001, with Aura. Aura agreed to use its best efforts to find purchasers of 1,300,000 shares of our common stock at a price of not less than $1.20 per share. Aura also agreed to purchase any of those shares at $1.20 per share if they were not sold to other purchasers. In consideration of the foregoing commitment, we agreed to pay Aura a fee in common stock of five percent of shares sold (maximum 65,000 shares) and we agreed to appoint one of Aura's nominees to our Board of Directors. We also agreed to issue Aura warrants to purchase up to 325,000 shares of common stock at a price of $1.20 per share, subject to compliance with Nasdaq Stock Market shareholder consent requirements. By June 30, 2001, Aura had purchased 745,000 shares of our common stock for cash at a price of $1.20 per share. Joseph Giamanco purchased 130,000 shares at a price of $1.20 per share in January, 2001 and The Mahmud Trusts, a trust formed under the laws of the United Kingdom, purchased 425,000 shares at a price of $1.20 per share in May, 2001. Aura introduced both Mr. Giamanco and The Mahmud Trusts to us. This registration statement includes all of the shares acquired pursuant to the First Aura Agreement.

         We are registering the offer and sale by Aura of a total of 1,265,653 shares of our common stock. In addition to the 810,000 shares Aura acquired pursuant to the First Aura Agreement, we are registering 455,653 shares Aura acquired from another shareholder (the L.L. Knickerbocker Company) in a secondary sale transaction completed in June, 2001.

         As of May 22, 2001 we entered into a second Exclusive Finder's Agreement with Aura (the "Second Aura Agreement") pursuant to which Aura agreed to use its best efforts to find one or more investors to purchase, or to purchase for its own account, a total of 1,600,000 shares of our common stock at a price of not less than $1.00 per share. For its performance under the Second Aura Agreement, we have agreed to pay Aura a fee in shares of common stock equal to five percent of the shares sold pursuant to the Second Aura Agreement. We have also agreed to issue Aura warrants to purchase up to a total of 400,000 shares for a price of $1.00 per share. Pursuant to the Second Aura Agreement, we also agreed to expand the size of our Board to seven directors and have agreed to appoint three additional Aura nominees (a majority) to our Board of Directors. As of July 9, 2001, we had appointed two Aura nominees to our seven person Board of Directors. The issuance of our common stock and warrants pursuant to the Second Aura Agreement, and the appointment of a majority of our directors by Aura, require shareholder consent pursuant to The Nasdaq Stock Market's regulations. The Nasdaq regulations provide for an exemption from the shareholder consent requirement where delay caused by seeking shareholder approval would seriously jeopardize a company's financial viability. We intend to apply to Nasdaq for an exemption from the shareholder consent requirement. We will not issue any common stock pursuant to the Second Aura Agreement, nor will Aura appoint a majority of our directors, unless and until we have received either (i) shareholder approval of the terms of the Second Aura Agreement or
(ii) a Nasdaq exemption from the shareholder consent requirement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

         SEC Filing Fee......................................    $    500.00

         Printing and Engraving Expenses.....................    $  1,500.00

         Accounting Fees and Expenses........................    $  5,000.00

         Legal Fees and Expenses.............................    $ 10,000.00

         Miscellaneous......................................     $  1,500.00
                                                                 ------------

                  Total (Estimated)                              $ 18,500.00
                                                                 ------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The statutes, charter provisions, Bylaws, Indemnification Agreements, or other arrangements under which any controlling person, director, or officer of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, are as follows:

         (a) Section 317 of the California General Corporation Law provides for the indemnification of officers and directors of the Company against expenses, judgments, fines, and amounts paid in settlement under certain conditions and subject to certain limitations.

         (b) Article V of the Bylaws of the Company provides that the Company shall have power to indemnify any person who is or was an agent of the Company as defined in Section 317 of the California General Corporation Law through Bylaw provisions, agreements with agents, vote of the stockholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject to applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

         (c) Article IV of the Company's Articles of Incorporation provides that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

         Accordingly, a director will not be liable for monetary damages for breach of duty to the Company or its shareholders in any action brought by or in the right of the Company. However, a director remains liable to the extent required by California law. The provisions will not alter the liability of directors under federal securities laws.

                                  Part II - 1

         (d) Pursuant to authorization provided under the Articles of Incorporation, the Company has entered into Indemnification Agreements with each of its directors and officers. Generally, the Indemnification Agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company, except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses, for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The Indemnification Agreements provide for the Company to advance to the individual any and all reasonable expenses, including legal fees and expenses, incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

         (e) There is directors and officers liability insurance now in effect which insures directors and officers of the Company. Such policy is renewed by the Company on a yearly basis and provides limits of $5,000,000 per policy year and does not provide coverage with respect to this filing. Under the policy, the directors and officers are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions. The policy insures the Company against loss as to which its directors and officers are entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

  EXHIBIT
  NUMBER    DESCRIPTION
  ------    -----------

     4.2    Form of Representative's Options (1)
     4.4    Form of Common Stock Certificate (1)
     5.1    Opinion of Fisher Thurber LLP
    10.1 Employment Agreement between the Company and James A. Scudder, dated September 1, 1996 (1)
    10.2 Employment Agreement between the Company and James L. Berntsen, dated September 1, 1996 (1)
    10.3 Distributorship Agreement with the L.L. Knickerbocker Company, Inc., dated April 4, 1997 (1)
    10.4    The Company's 1996 Omnibus Stock Plan (1)
    10.5    1996 Omnibus Stock Plan Form of Incentive Stock Option Agreement (1)
    10.6    1996 Omnibus Stock Plan Form of Nonqualified Stock Option Agreement
            (1)
    10.7    1996 Omnibus Stock Plan Form of Restricted Stock Purchase Agreement
            (1)
    10.8 Form of Option Agreement with Advisory Board Members listed on attached schedule (1)
    10.9    Option Agreement with David A. Fisher dated January 6, 1997 (1)
    10.11   Form of Employee Proprietary Information Agreements (1)
    10.13   Lease for the Company's facility dated August 7, 1997 (1)
    10.14 Exclusive Finder's Fee Agreement dated as of January 19, 2001 between the Company and Aura (Pvt.) Ltd.
    10.15 Stock Purchase Agreement dated April 27, 2001 between the Company and Aura (Pvt.) Ltd.

                                  Part II - 2

    10.16 Stock Purchase Agreement dated January 26, 2001 between the Company and Joseph Giamanco
    10.17 Stock Purchase Agreement dated May 1, 2001 between the Company and The Mahmud Trusts
    10.18 Stock Purchase Agreement dated June 19, 2001 between the Company and Aura (Pvt.) Ltd.
    10.19 Exclusive Finder's Fee Agreement dated as of May 22, 2001 between the Company and Aura (Pvt.) Ltd.
    23.1    Consent of KPMG LLP, Independent Auditors' Consent
    24.1    Power of Attorney (contained on page II-5)

(1) Incorporated by reference from exhibits filed with the Company's Registration Statement on Form SB-2 (File No. 333-39253) declared effective by the Securities Exchange Commission on May 11, 1998.

ITEM 17. UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) To file during any period in which offers or sales are being made a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  Part II - 3

         The Registrant hereby undertakes:

         (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering thereof.

                                  Part II - 4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has authorized this Registration Statement Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California, on July 26, 001.

Ontro, Inc.

By: /s/ James A. Scudder                      By: /s/ Kevin A. Hainley
    -------------------------------------         --------------------------------------------
    James A. Scudder                              Kevin A. Hainley
    President and Chief Executive Officer         Chief Financial Officer and Secretary
    (Principal Executive Officer)                 (Principal Financial and Accounting Officer)

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Scudder as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES
----------

James L. Berntsen, Director

By: /s/ James A. Scudder                  /s/ James A. Scudder
    ----------------------------------    --------------------------------------
    James A. Scudder, Attorney-in-Fact    James A. Scudder, Director
    July 26, 2001                         July 26, 2001

Douglas W. Moul, Director                 Carroll E. Taylor, Director

By: /s/ James A. Scudder                  By: /s/ James A. Scudder
    ----------------------------------        ----------------------------------
    James A. Scudder, Attorney-in-Fact        James A. Scudder, Attorney-in-Fact
    July 26, 2001                             July 26, 2001

By: _______________________________       By: _______________________________
    Saied Kashani                             Zvi Kurtzman
    Director                                  Director
    July 26, 2001                             July 26, 2001

                                  Part II - 5